Exhibit 99.1

NEWS RELEASE

HOUSTON and LONDON, April 24, 2015

LyondellBasell Reports First-Quarter 2015 Results

First Quarter 2015 Highlights

•	Income from continuing operations: $1.17 billion ($1.23 billion excluding LCM1)

•	Diluted earnings per share: $2.42 per share ($2.54 per share excluding LCM, our highest diluted quarterly EPS ever)

•	EBITDA: $1.95 billion ($2.04 billion excluding LCM)

•	Share repurchases and dividends totaled $1.69 billion; repurchased 15.7 million shares during the first quarter, more than 3% of the outstanding shares

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the first quarter 2015 of $1.17 billion, or $2.42 diluted earnings per share. First quarter 2015 EBITDA was approximately $1.95 billion.

Comparisons with the prior quarter and first quarter 2014 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars (except share data)	2015	2014	2014
Sales and other operating revenues	$8,185	$10,290	$11,135
Net income(a)	1,164	791	944
Income from continuing operations(b)	1,167	796	943
Diluted earnings per share (U.S. dollars):
Net income(c)	2.41	1.54	1.72
Income from continuing operations(b)	2.42	1.57	1.72
Diluted share count (millions)	481	499	548
EBITDA(d)	1,952	1,406	1,668

Excluding LCM Impact:
LCM, pre-tax	92	715	—
Income from continuing operations(b)	1,225	1,251	943
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.54	2.48	1.72
EBITDA(d)	2,044	2,121	1,668

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

LyondellBasell Industries www.lyondellbasell.com

The first quarter included a $92 million non-cash, pre-tax charge for the impact of a lower of cost or market (LCM) inventory adjustment ($58 million after tax). This charge is somewhat unique to our 2010 company formation when all assets and liabilities were measured at fair value, our use of LIFO accounting, and the recent declines in pricing for many of our raw material and finished goods inventories. Excluding the LCM adjustment, earnings from continuing operations during the first quarter totaled $1.2 billion, or $2.54 per share, and EBITDA was $2.0 billion.

“The first quarter of 2015 continued at a pace that made 2014 a record year. Excluding the LCM inventory impacts, first quarter diluted earnings per share of $2.54 was a new quarterly high for LyondellBasell, and EBITDA exceeded $2.0 billion for the third consecutive quarter. We have generated EBITDA of $8.2 billion over the past twelve months excluding the impacts of the LCM. Quarterly EBITDA has been very steady during this period. During the first quarter, we achieved these strong results in a market in which crude oil price declines pressured product prices. However, the abundance of low cost natural gas-based raw materials, supply and demand tightness in several products, and our flexible portfolio provided balance to offset the impact of lower prices. Our business portfolio proves to be resilient in a volatile market environment, delivering strong results,” said Bob Patel, LyondellBasell Chief Executive Officer.

OUTLOOK

“During the first few weeks of April, business conditions within our olefins and polyolefins segments have been relatively consistent with the first quarter. Planned and unplanned industry downtime has continued to support polyolefins pricing. Additionally, in the U.S., NGL feedstock inventories stand at or near record levels, production has remained strong, and NGL prices are low. During the quarter, we expect our Intermediate and Derivatives segment to benefit from normal seasonal trends. Thus far, Refining industry spreads have declined versus the first quarter but remain healthy,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia, International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

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Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2015	2014	2014
Operating income	$934	$950	$656
EBITDA	1,031	1,040	736
LCM, pre-tax	43	234	—
EBITDA excluding LCM	1,074	1,274	736

Three months ended March 31, 2015 versus three months ended December 31, 2014 –EBITDA declined versus the fourth quarter of 2014 by $200 million, excluding a $191 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefins results declined by $280 million as the price of ethylene declined by approximately 14 cents per pound, which was partially offset by a slightly lower cost of ethylene production. Polyolefin results improved by approximately $75 million principally due to stronger spreads. Polyethylene and polypropylene spreads improved by approximately 4 and 3 cents per pound, respectively. Joint venture equity income increased by $2 million.

Three months ended March 31, 2015 versus three months ended March 31, 2014 – EBITDA increased by $338 million versus the first quarter 2014, excluding a $43 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefins improved by $245 million primarily due to higher operating rates and sales volumes as the first quarter of 2014 was impacted by scheduled and unscheduled operating disruptions. The price of ethylene declined by approximately 13 cents per pound. This negative impact was partially offset by the lower cost of production in the first quarter of 2015. Polyolefin results improved by approximately $85 million as a result of increased volumes and improved spreads. Polyethylene and polypropylene spreads improved by approximately 3 and 5 cents per pound, respectively. Joint venture equity income increased by $3 million.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, polypropylene compounds (global), Catalloy process resins and polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2015	2014	2014
Operating income	$236	$246	$225
EBITDA	357	348	356
LCM, pre-tax	—	44	—
EBITDA excluding LCM	357	392	356

Three months ended March 31, 2015 versus three months ended December 31, 2014 – EBITDA declined by $35 million versus the fourth quarter 2014, excluding a $44 million quarter to quarter variance as a result of the fourth quarter LCM inventory adjustment. Olefin results declined by $105 million primarily due to a lower ethylene price which declined by approximately 14 cents per pound. Raw materials with an economic advantage to naphtha represented 49 percent of ethylene production during the first quarter of 2015. Increased volumes were primarily responsible for an approximately $45 million increase in polyolefins respectively. Combined polypropylene compounds and polybutene-1 followed typical seasonal trends as results improved by approximately $30 million. Equity income increased by $1 million.

Three months ended March 31, 2015 versus three months ended March 31, 2014 – EBITDA was relatively unchanged versus the first quarter 2014. The first quarter of 2014 included a $52 million positive environmental settlement. Olefin results increased by approximately $10 million primarily due to higher ethylene margins from a lower cost of naphtha. Combined polyolefin results increased by approximately $60 million. Margin and spreads in European ethylene and polyolefins were relatively unchanged in dollars while increasing on a Euro basis. Polyethylene and polypropylene volumes each increased by 20 percent. Combined polypropylene compounds and polybutene-1 results were relatively unchanged. Equity income increased by $3 million.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls (including methanol), ethylene oxide and its derivatives, ethanol, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2015	2014	2014
Operating income	$271	$208	$316
EBITDA	337	271	375
LCM, pre-tax	44	93	—
EBITDA excluding LCM	381	364	375

Three months ended March 31, 2015 versus three months ended December 31, 2014 – EBITDA increased by $17 million versus the fourth quarter 2014, excluding a $49 million quarter to quarter variance as a result of the LCM inventory adjustments. Propylene oxide and derivative results improved by approximately $15 million due to higher volumes. Intermediate chemical results increased by $35 million primarily as a result of higher margins. The negative impact of the Channelview methanol plant turnaround was offset by increased results in EO/EG, styrene and C4 chemicals. Oxyfuels results declined by approximately $35 million due to lower margins following strong fourth quarter 2014 results. Equity income increased by $2 million.

Three months ended March 31, 2015 versus three months ended March 31, 2014 – EBITDA increased by $6 million versus the first quarter 2014, excluding a $44 million quarter to quarter variance as a result of the LCM inventory adjustment. Propylene oxide and derivative results were relatively unchanged. Intermediate chemical results were relatively unchanged as lower acetyl and EO/EG results were offset by higher styrene results. Oxyfuels results were also relatively unchanged. Equity income increased by $2 million.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2015	2014	2014
Operating income (loss)	$74	($354)	$86
EBITDA	149	(311)	129
LCM, pre-tax	5	344	—
EBITDA excluding LCM	154	33	129

Three months ended March 31, 2015 versus three months ended December 31, 2014 – EBITDA increased by $121 million versus the fourth quarter 2014, excluding a $339 million quarter to quarter variance as a result of the LCM inventory adjustments. Crude oil throughput declined by 25,000 barrels per day as rates were primarily constrained by maintenance internally and at a third party off-gas processor. The Maya 2-1-1 industry benchmark spread increased by approximately $6 per barrel, averaging $23.74 per barrel. The refinery spread increased somewhat less than the benchmark. The percentage of combined Canadian and light crudes approximately doubled versus the fourth quarter of 2014.

Three months ended March 31, 2015 versus three months ended March 31, 2014 – Versus the first quarter of 2014, EBITDA increased by $25 million, excluding a $5 million quarter to quarter variance as a result of the LCM inventory adjustment. Crude oil throughput declined by 6,000 barrels per day in the first quarter of 2015. The Maya 2-1-1 spread declined by approximately $4.52 per barrel. The refinery spread was relatively unchanged year over year, declining by $0.34 per barrel. During the first quarter of 2014, yields, capture rates, and throughput were negatively impacted by maintenance. The cost of RIN’s increased by approximately $10 million.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2015	2014	2014
Operating income	$64	$29	$60
EBITDA	76	44	76

Three months ended March 31, 2015 versus three months ended December 31, 2014 – EBITDA increased by $32 million. Increased catalyst results represented approximately two thirds of the increase.

Three months ended March 31, 2015 versus three months ended March 31, 2014 – EBITDA was unchanged. Catalyst results improved while licensing declined.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $306 million during the first quarter 2015. Our cash and short-term securities balance was $3.6 billion at March 31, 2015. We repurchased 15.7 million of our outstanding ordinary shares during the first quarter of 2015. There were 475 million common shares outstanding as of March 31, 2015. The company paid dividends of $334 million during the first quarter of 2015 and issued $1.0 billion in bonds at a coupon rate of 4.625% due in 2055.

CONFERENCE CALL

LyondellBasell will host a conference call April 24 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 4843334.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

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A replay of the call will be available from 2 p.m. ET April 24 until May 24 at 11 p.m. ET. The replay dial-in numbers are 800-839-4837 (U.S.) and +1 203-369-3588 (international). The pass code for each is 4558.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2014, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented

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include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,357	$3,462	$3,750	$3,379	$13,948	$2,551
Olefins & Polyolefins - EAI	3,778	4,069	3,995	3,361	15,203	2,911
Intermediates & Derivatives	2,429	2,706	2,691	2,304	10,130	1,918
Refining	2,756	3,250	3,146	2,558	11,710	1,607
Technology	136	144	107	110	497	136
Other/elims	(1,321)	(1,514)	(1,623)	(1,422)	(5,880)	(938)

Continuing Operations	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185

Operating income (loss):
Olefins & Polyolefins - Americas	$656	$898	$1,068	$950	$3,572	$934
Olefins & Polyolefins - EAI	225	190	223	246	884	236
Intermediates & Derivatives	316	375	321	208	1,220	271
Refining	86	95	67	(354)	(106)	74
Technology	60	56	26	29	171	64
Other	(3)	(1)	1	(2)	(5)	(4)

Continuing Operations	$1,340	$1,613	$1,706	$1,077	$5,736	$1,575

Depreciation and amortization:
Olefins & Polyolefins - Americas	$73	$74	$84	$85	$316	$86
Olefins & Polyolefins - EAI	70	67	65	46	248	55
Intermediates & Derivatives	55	56	55	59	225	60
Refining	42	42	42	43	169	74
Technology	16	15	16	14	61	12

Continuing Operations	$256	$254	$262	$247	$1,019	$287

EBITDA: (b)
Olefins & Polyolefins - Americas	$736	$978	$1,157	$1,040	$3,911	$1,031
Olefins & Polyolefins - EAI	356	319	343	348	1,366	357
Intermediates & Derivatives	375	430	383	271	1,459	337
Refining	129	137	110	(311)	65	149
Technology	76	71	41	44	232	76
Other	(4)	6	1	14	17	2

Continuing Operations	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$231	$306	$208	$167	$912	$149
Olefins & Polyolefins - EAI	33	27	45	86	191	38
Intermediates & Derivatives	45	52	50	94	241	76
Refining	32	20	27	44	123	33
Technology	2	6	6	11	25	6
Other	—	4	2	1	7	4

Continuing Operations	$343	$415	$338	$403	$1,499	$306

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM adjustments of $45 million and $715 million in the third and fourth quarters of 2014, respectively, and $92 million in the first quarter of 2015. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income attributable to the Company shareholders(a)	$945	$1,178	$1,258	$793	$4,174	$1,166
Net income (loss) attributable to non-controlling interests	(1)	(2)	(1)	(2)	(6)	(2)
(Income) loss from discontinued operations, net of tax	(1)	(3)	3	5	4	3

Income from continuing operations(a)	943	1,173	1,260	796	4,172	1,167
Provision for income taxes	383	425	434	298	1,540	440
Depreciation and amortization	256	254	262	247	1,019	287
Interest expense, net	86	89	79	65	319	58

EBITDA(b)	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952

(a)	Amounts presented herein include after-tax LCM adjustments of $28 million and $455 million in the third and fourth quarters of 2014, respectively, and $58 million in the first quarter of 2015.
(b)	EBITDA as presented herein includes pre-tax LCM adjustments of $45 million and $715 million in the third and fourth quarters of 2014, respectively, and $92 million in the first quarter of 2015.

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Table 9 - Selected Segment Operating Information

	2014					2015
	Q1	Q2	Q3	Q4	Total	Q1
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,979	1,721	2,301	2,458	8,459	2,364
Propylene produced	611	648	559	719	2,537	805
Polyethylene sold	1,406	1,451	1,577	1,486	5,920	1,497
Polypropylene sold	614	632	681	596	2,523	633
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	98.61	102.99	97.25	73.20	92.91	48.57
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	104.36	105.55	101.03	76.58	96.92	52.84
Natural gas (USD per million BTUs)	5.01	4.74	4.19	4.09	4.51	2.76
U.S. weighted average cost of ethylene production (cents/pound)	20.0	17.1	14.5	10.5	15.4	10.2
U.S. ethylene (cents/pound)	48.3	47.2	51.8	44.8	48.0	34.8
U.S. polyethylene [high density] (cents/pound)	76.3	77.0	78.0	76.7	77.0	65.7
U.S. propylene (cents/pound)	73.3	69.7	70.8	69.8	70.9	49.7
U.S. polypropylene [homopolymer] (cents/pound)	88.3	84.7	86.3	85.8	86.3	67.7
Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	989	1,024	1,039	1,059	4,111	1,007
Propylene produced	582	617	629	618	2,446	600
Polyethylene sold	1,275	1,363	1,284	1,254	5,176	1,533
Polypropylene sold	1,509	1,707	1,633	1,561	6,410	1,817
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	32.9	34.3	31.5	18.2	29.2	22.9
Western Europe ethylene	54.7	52.8	54.1	48.7	52.6	39.3
Western Europe polyethylene [high density]	56.1	54.8	55.4	51.5	54.5	45.2
Western Europe propylene	51.3	52.2	51.9	46.5	50.5	37.1
Western Europe polypropylene [homopolymer]	59.9	61.3	61.4	57.0	59.9	49.8
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	772	726	768	781	3,047	870
Ethylene oxide and derivatives	262	319	211	226	1,018	268
Styrene monomer	683	870	933	870	3,356	903
Acetyls	683	592	613	619	2,507	547
TBA Intermediates	416	391	461	384	1,652	433
Volumes (million gallons)
MTBE/ETBE	188	266	245	216	915	229
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	63.4	90.7	111.8	109.1	94.0	64.0
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	247	257	264	266	259	241
Benchmark Market Margins
Light crude oil - 2-1-1	13.18	17.29	14.20	8.50	13.32	15.02
Light crude oil - Maya differential	15.08	9.72	10.15	9.22	11.11	8.72

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185
Cost of sales(a)	9,577	10,255	10,118	8,989	38,939	6,379
Selling, general and administrative expenses	186	215	211	194	806	205
Research and development expenses	32	34	31	30	127	26

Operating income(a)	1,340	1,613	1,706	1,077	5,736	1,575
Income from equity investments	61	68	64	64	257	69
Interest expense, net	(86)	(89)	(79)	(65)	(319)	(58)
Other income, net	11	6	3	18	38	21

Income from continuing operations before income taxes(a)	1,326	1,598	1,694	1,094	5,712	1,607
Provision for income taxes	383	425	434	298	1,540	440

Income from continuing operations(b)	943	1,173	1,260	796	4,172	1,167
Income (loss) from discontinued operations, net of tax	1	3	(3)	(5)	(4)	(3)

Net income(b)	944	1,176	1,257	791	4,168	1,164
Net loss attributable to non-controlling interest	1	2	1	2	6	2

Net income attributable to the Company shareholders(b)	$945	$1,178	$1,258	$793	$4,174	$1,166

(a)	Amounts included herein include pre-tax LCM adjustments of $45 million and $715 million in the third and fourth quarters of 2014, respectively, and $92 million in the first quarter of 2015.
(b)	Amounts included herein include after-tax LCM adjustments of $28 million and $455 million in the third and fourth quarters of 2014, respectively, and $58 million in the first quarter of 2015.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2014					2015
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1
Pretax charges (benefits):
Settlement of environmental indemnification agreement	$(52)	$—	$—	$—	$(52)	$—
Lower of cost or market inventory adjustment	—	—	45	715	760	92
Emission allowance credits, amortization	—	—	—	—	—	35

Total pretax charges (benefits)	(52)	—	45	715	708	127
Provision for (benefit from) income tax related to these items	—	—	(17)	(260)	(277)	(47)

After-tax effect of net charges (benefits)	$(52)	$—	$28	$455	$431	$80

Effect on diluted earnings per share	$0.09	$—	$(0.05)	$(0.91)	$(0.82)	$(0.17)

LyondellBasell Industries www.lyondellbasell.com	14

Table 12 - Unaudited Cash Flow Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net cash provided by operating activities	$801	$1,797	$1,434	$2,016	$6,048	$1,468
Net cash used in investing activities	(2,011)	(246)	(638)	(636)	(3,531)	(443)
Net cash used in financing activities	(550)	(2,217)	(1,621)	(1,519)	(5,907)	(401)

LyondellBasell Industries www.lyondellbasell.com	15

Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,
(Millions of U.S. dollars)	2014	2014	2014	2014	2015
Cash and cash equivalents	$2,702	$2,030	$1,185	$1,031	$1,616
Restricted cash	3	2	—	2	2
Short-term investments	1,402	1,299	1,544	1,593	1,478
Accounts receivable, net	4,141	4,264	4,105	3,448	3,089
Inventories	5,589	5,326	5,359	4,517	4,267
Prepaid expenses and other current assets	1,156	784	739	1,054	1,195

Total current assets	14,993	13,705	12,932	11,645	11,647
Property, plant and equipment, net	8,556	8,740	8,600	8,758	8,430
Investments and long-term receivables:
Investment in PO joint ventures	424	418	397	384	373
Equity investments	1,693	1,702	1,690	1,636	1,581
Other investments and long-term receivables	62	58	54	44	38
Goodwill	605	602	576	566	533
Intangible assets, net	870	838	799	769	695
Other assets	624	593	583	481	709

Total assets	$27,827	$26,656	$25,631	$24,283	$24,006

Current maturities of long-term debt	$3	$3	$2	$4	$4
Short-term debt	58	55	56	346	514
Accounts payable	3,642	3,690	3,431	3,064	2,631
Accrued liabilities	1,477	1,310	1,460	1,554	1,482
Deferred income taxes	540	570	685	469	429

Total current liabilities	5,720	5,628	5,634	5,437	5,060
Long-term debt	6,766	6,766	6,753	6,757	7,749
Other liabilities	1,838	1,851	1,795	2,122	2,038
Deferred income taxes	1,677	1,623	1,574	1,623	1,653
Stockholders’ equity	11,791	10,753	9,843	8,314	7,478
Non-controlling interests	35	35	32	30	28

Total liabilities and stockholders’ equity	$27,827	$26,656	$25,631	$24,283	$24,006

LyondellBasell Industries www.lyondellbasell.com	16